Ply Gem Reports Third Quarter 2015 Results

Cary, NC (BUSINESS WIRE) November 9, 2015 - Ply Gem Holdings, Inc. (“Ply Gem” or the “Company”) (NYSE: PGEM), a leading manufacturer of exterior building products in North America, today announced financial results for the quarter ended October 3, 2015.

Third Quarter 2015 Highlights

•
Total net sales for the third quarter increased 21.2% to $530.9 million. Excluding the favorable impact of acquisitions of $89.7 million and the unfavorable impact of foreign currency of $11.4 million, our comparable net sales increased 3.4% for the third quarter of 2015.

•
Net sales in our U.S. business increased $115.9 million or 32.9%. Excluding acquisitions, our U.S. business net sales increased $26.2 million or 7.4%, while our Canadian business decreased $22.9 million or 26.9%.

•	Operating earnings increased $20.1 million to $62.0 million compared to the third quarter of 2014, a 47.9% increase.

•	Adjusted EBITDA was $76.6 million compared to $55.4 million for the third quarter of 2014.

•	Adjusted earnings per share was $0.60 for the third quarter of 2015 compared to $0.48 for the third quarter of 2014.

“Overall, I am pleased with our third quarter financial and operating performance. Both businesses continued to make substantial contributions to adjusted EBITDA which allowed us to deliver the sixth consecutive quarterly year-over-year growth in both net sales and adjusted EBITDA,” said Gary E. Robinette, Ply Gem’s Chairman and CEO. While the overall Canadian housing market has softened during 2015, we continue to benefit from the sustained improvement in the U.S. housing market. We remain encouraged by the macro-economic trends that support the long-term recovery of the North American housing industry, and Ply Gem is well positioned to participate in the recovery."

Commenting on the Company’s results, Shawn K. Poe, Ply Gem’s Chief Financial Officer added, “In the third quarter, we continued to drive financial improvements and profitability within our business segments. Excluding the impact of acquisitions, we achieved a 210 basis point improvement in our gross profit margin as a result of our improved pricing and operational performance initiatives. In addition, our year-over-year quarterly adjusted EBITDA grew by $21.2 million to $76.6 million.”

Third Quarter 2015 Financial Results
Net sales increased $93.0 million, or 21.2%, to $530.9 million compared to $437.8 million for the third quarter of 2014. Our acquisitions of Simonton and Canyon Stone, which were completed during the third quarter of 2014 and second quarter of 2015, respectively, drove a net sales increase of $89.7 million during the third quarter of 2015 relative to the third quarter of 2014.

Gross profit margin was 25.4%, which represented an increase of 290 basis points from the third quarter of 2014. The increase in gross profit margin was favorably impacted by acquisitions which generated a gross profit increase of $26.0 million during the quarter ended October 3, 2015. Excluding acquisitions, our gross profit would have increased $10.2 million relative to the third quarter of 2014.

Operating earnings were $62.0 million, an improvement of $20.1 million from the third quarter of 2014 from improved gross profit margins.

Adjusted EBITDA was $76.6 million compared to $55.4 million in the third quarter of 2014. Net income was $41.7 million compared to $21.4 million for the third quarter of 2014. Our EPS for the third quarter of 2015 was $0.61 as compared to $0.32 for the comparable period in 2014, and Adjusted EPS for the third quarter of 2015 was $0.60 as compared to $0.48 for the comparable period in 2014. A reconciliation of non-GAAP (adjusted) financial measures to comparable GAAP financial measures is provided in the notes to this release.

Siding, Fencing and Stone
Siding, Fencing and Stone's net sales totaled $255.1 million, up $10.7 million, or 4.4%, compared to $244.4 million in the third quarter of 2014. The net sales increase for the third quarter of 2015 was predominantly related to our acquisition of Canyon Stone, which was completed on May 29, 2015 and accounted for increased net sales of $7.8 million during the third quarter of 2015. Excluding Canyon Stone, our Siding, Fencing and Stone net sales increased $2.9 million or 1.2% for the third quarter of 2015. The net sales increase was driven by higher unit volume sales in the United States and Canada and higher net selling prices partially offset by unfavorable foreign currency of $5.5 million due to a weakening Canadian dollar relative to the U.S. dollar.

Gross profit margin for the third quarter of 2015 was 30.3%, an increase of 220 basis points from the 28.1% for the third quarter of 2014. The margin improvement primarily resulted from improved selling prices, favorable material costs, and lower freight expense.

Windows and Doors
Windows and Doors' net sales totaled $275.8 million, up $82.4 million, or 42.6%, compared to $193.4 million in the third quarter of 2014. The net sales increase for the third quarter of 2015 was primarily related to our acquisition of Simonton, which was completed on September 19, 2014 and accounted for increased net sales of $81.9 million during the third quarter of 2015. Excluding Simonton, our Windows and Doors’ net sales increased $0.4 million, or 0.2%, for the third quarter of 2015. The net sales increase resulted from higher net sales in the United States for our U.S. window products of approximately $17.5 million offset by lower net sales for our Western Canadian business of approximately $17.1 million caused by a softening in the Western Canada market and a weakening Canadian dollar exchange rate relative to the U.S. dollar.

Gross profit margin was 20.8% for the third quarter of 2015 increasing from 15.5% for the third quarter of 2014. Adjusting for the Simonton acquisition, our gross profit would have been 17.1% for the third quarter of 2015 relative to 15.1% for the third quarter of 2014, an increase of 200 basis points. The margin improvement primarily resulted from improved selling prices, favorable product mix and lower freight expense.

Outlook
“As the housing market in the U.S. continues to recover, we expect to generate meaningful operating leverage and earnings in our long-term outlook. We expect to continue to improve the margins and profitability in our Windows and Doors segment by gaining operating leverage and realizing the benefits of our recent acquisitions over the last two years. These acquisitions provide the platform to capitalize on both the new construction and repair and remodeling markets by leveraging our market presence and our customer relationships within both of our business segments. We are encouraged by the gross profit improvement in both of our segments and remain confident in our ability to realize the synergies of our recent acquisitions. We expect our fourth quarter adjusted EBITDA to be in the range of $32 to $37 million which would provide a full year 2015 adjusted EBITDA of $173 to $178 million,” said Mr. Robinette.

Webcast
Ply Gem management will host a webcast today, Monday November 9, 2015 at 10:00 a.m. Eastern to discuss third quarter results. To access the webcast, visit www.plygem.com and click on Investor Relations. The webcast link will be available under “Upcoming Events” as well as "Events & Presentations". If internet access is not available, please dial 877-201-0168, participant passcode 57349702. International participants, please dial 647-788-4901, participant passcode 57349702. A replay of the call will be available on our website through December 9th.

About Ply Gem
Ply Gem is a leading manufacturer of exterior building products in North America. Ply Gem produces a comprehensive product line of windows and patio doors, vinyl and aluminum siding and accessories, designer accents, cellular PVC trim and mouldings, vinyl fencing and railing, stone veneer, engineered slate roofing and gutterware, used in both new construction and home repair and remodeling in the United States and Canada. Ply Gem siding brands include Mastic Home Exteriors®, Variform®, NAPCO®, Mitten®, Cellwood®, Georgia-Pacific Vinyl Siding and Accessories, Durabuilt®, Ply Gem® Stone, Canyon Stone, Ply Gem® Trim and Mouldings, Ply Gem® Fence and Railing, Ply Gem® Shutters and Accents, Leaf Relief®, Leaf Logic®, and Monticello® Columns. Ply Gem windows and patio door brands include Ply Gem® Windows, Simonton® Windows, Mastic® Replacement Windows, Ply Gem® Canada, and Great Lakes® Window. The Company’s brands are sold through short-line and two-step distributors, pro dealers, home improvement dealers and big box retailers. Additionally, Ply Gem distributes a wide-variety of exterior building products including stone veneer, fencing, railing, windows, doors and architectural accents via export globally and offers installation services in western Canada under the Gienow® Renovations by Ply Gem brand. Ply Gem employs approximately 9,000 associates across North America. Visit www.plygem.com for more information.

Note: As used herein, the term “Ply Gem” refers to Ply Gem Holdings, Inc. and all its subsidiaries, including Ply Gem Industries, Inc., unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives may contain certain statements that are not historical facts, including information concerning possible or assumed future results of our operations. Those statements constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed in or implied by our forward-looking statements, including the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic and business conditions, conditions affecting the industries we serve and our customers, the rate of sales growth, availability of labor force and efficiencies, product liability claims, our high degree of leverage and other factors discussed in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including the Company’s most recent Annual and Quarterly Reports on Form 10-K and Form 10-Q. Many of these factors are outside of the Company’s control and all of these factors are difficult or impossible to predict accurately. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
###

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended
(Amounts in thousands, except share and per share data)	October 3, 2015	September 27, 2014

Net sales	$530,884	$437,848
Cost of products sold	396,103	339,259
Gross profit	134,781	98,589
Operating expenses:
Selling, general and administrative expenses	66,358	51,355
Amortization of intangible assets	6,422	5,307
Total operating expenses	72,780	56,662
Operating earnings	62,001	41,927
Foreign currency loss	(1,069)	(766)
Interest expense	(18,840)	(16,300)
Interest income	21	18
Tax receivable agreement liability adjustment	1,712	(13,988)
Income before provision (benefit) for income taxes	43,825	10,891
Provision (benefit) for income taxes	2,114	(10,514)
Net income	$41,711	$21,405
Net income attributable to common shareholders per share:
Basic	$0.61	$0.32
Diluted	$0.61	$0.32
Weighted average shares outstanding:
Basic	68,044,674	67,844,546
Diluted	68,184,013	67,944,470

	For the nine months ended
(Amounts in thousands, except share and per share data)	October 3, 2015	September 27, 2014

Net sales	$1,409,266	$1,116,524
Cost of products sold	1,089,461	890,717
Gross profit	319,805	225,807
Operating expenses:
Selling, general and administrative expenses	207,286	156,391
Amortization of intangible assets	18,904	15,841
Total operating expenses	226,190	172,232
Operating earnings	93,615	53,575
Foreign currency loss	(2,101)	(517)
Interest expense	(56,632)	(52,065)
Interest income	47	64
Tax receivable agreement liability adjustment	(13,467)	(14,419)
Loss on modification or extinguishment of debt	—	(21,364)
Income (loss) before benefit for income taxes	21,462	(34,726)
Benefit for income taxes	(1,762)	(15,933)
Net income (loss)	$23,224	$(18,793)

Net income (loss) attributable to common shareholders per share:
Basic	$0.34	$(0.28)
Diluted	$0.34	$(0.28)
Weighted average shares outstanding:
Basic	67,971,236	67,807,801
Diluted	68,105,555	67,807,801

The accompanying notes are an integral part of these unaudited condensed consolidated statements of operations.

1.    The accompanying unaudited condensed consolidated statements of operations of Ply Gem Holdings, Inc. (the “Company”) do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The selected balance sheet data for the periods presented in Note 5 has been derived from the December 31, 2014 audited consolidated financial statements of the Company and the unaudited condensed consolidated financial statements of the Company as of October 3, 2015, and does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The Company’s fiscal quarters are based on periods ending on the Saturday of the last week in the quarter. Therefore the financial results of certain fiscal quarters will not be exactly comparable to the prior and subsequent fiscal quarters.

2.    We define adjusted EBITDA as net income (loss) plus interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization, non-cash foreign currency gain (loss), non-cash loss (gain) on modification or extinguishment of debt, restructuring and integration expenses, acquisition costs, customer inventory buybacks, tax receivable liability adjustments, litigation settlements, and excess purchase price from acquisitions allocated to inventories. Other companies may define adjusted EBITDA differently and, as a result, our measure of adjusted EBITDA may not be directly comparable to adjusted EBITDA of other companies. Management believes that the presentation of adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) internally measure our operating performance and (ii) determine our incentive compensation programs. In addition, the Company's senior secured asset-based revolving credit facility has certain covenants that apply ratios utilizing this measure of adjusted EBITDA.

Adjusted EPS represents basic and diluted net income (loss) per share attributed to common shareholders adjusted to exclude the estimated per share impact of the specifically identified items used to calculate adjusted EBITDA described above, adjusted at the statutory tax rate of 35%.

Although we use adjusted EBITDA and adjusted EPS as financial measures to assess the performance of our business, the use of adjusted EBITDA and adjusted EPS is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. Adjusted EBITDA and adjusted EPS included in this press release should be considered in addition to, and not as a substitute for, net earnings and earnings per share in accordance with GAAP as a performance measure. You are cautioned not to place undue reliance on adjusted EBITDA or adjusted EPS.

Certain amounts in this release have been subject to rounding adjustments. Accordingly, amounts shown as totals may not be the arithmetic aggregation of the individual amounts that comprise or precede them.

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the three months ended
	October 3, 2015	September 27, 2014
Net income	$41,711	$21,405
Interest expense, net	18,819	16,282
Provision (benefit) for income taxes	2,114	(10,514)
Depreciation and amortization	14,911	11,378
EBITDA	77,555	38,551
Non cash loss on foreign currency transactions	1,069	766
Acquisition costs	22	664
Customer inventory buybacks	559	306
Restructuring/integration expense	258	1,067
Non cash charge of purchase price allocated to inventories	—	38
Litigation settlement, net	(1,194)	—
Tax receivable agreement liability adjustment	(1,712)	13,988
Adjusted EBITDA	$76,557	$55,380

	Ply Gem Holdings, Inc.
	For the three months ended
	October 3, 2015	September 27, 2014
Basic net income per share attributable to common shareholders	$0.61	$0.32
Non cash loss on foreign currency transactions	0.01	0.01
Acquisition costs	—	0.01
Customer inventory buybacks	0.01	—
Restructuring/integration expense	—	0.01
Non cash charge of purchase price allocated to inventories	—	—
Litigation settlement, net	(0.01)	—
Tax receivable agreement liability adjustment	(0.02)	0.13
Adjusted Basic EPS	$0.60	$0.48

Basic weighted average shares outstanding	68,044,674	67,844,546

Diluted net income per share attributable to common shareholders	$0.61	$0.32
Non cash loss on foreign currency transactions	0.01	0.01
Acquisition costs	—	0.01
Customer inventory buybacks	0.01	—
Restructuring/integration expense	—	0.01
Non cash charge of purchase price allocated to inventories	—	—
Litigation settlement, net	(0.01)	—
Tax receivable agreement liability adjustment	(0.02)	0.13
Adjusted Diluted EPS	$0.60	$0.48

Diluted weighted average shares outstanding	68,184,013	67,944,470

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the nine months ended
	October 3, 2015	September 27, 2014
Net income (loss)	$23,224	$(18,793)
Interest expense, net	56,585	52,001
Benefit for income taxes	(1,762)	(15,933)
Depreciation and amortization	44,308	33,916
EBITDA	122,355	51,191
Non cash loss on foreign currency transactions	2,101	517
Acquisition costs	647	664
Customer inventory buybacks	691	788
Restructuring/integration expense	3,278	4,238
Non cash charge of purchase price allocated to inventories	54	38
Litigation settlement, net	(1,194)	5,000
Tax receivable agreement liability adjustment	13,467	14,419
Loss on modification or extinguishment of debt	—	21,364
Adjusted EBITDA	$141,399	$98,219

	Ply Gem Holdings, Inc.
	For the nine months ended
	October 3, 2015	September 27, 2014
Basic and diluted net loss per share attributable to common shareholders	$0.34	$(0.28)
Non cash loss on foreign currency transactions	0.02	—
Acquisition costs	0.01	0.01
Customer inventory buybacks	0.01	0.01
Restructuring/integration expense	0.03	0.04
Non cash charge of purchase price allocated to inventories	—	—
Litigation settlement, net	(0.01)	0.05
Tax receivable agreement liability adjustment	0.13	0.14
Loss on modification or extinguishment of debt	—	0.20
Adjusted EPS	$0.52	$0.17

Basic weighted average shares outstanding	67,971,236	67,807,801

Diluted net income per share attributable to common shareholders	$0.34	$(0.28)
Non cash loss on foreign currency transactions	0.02	—
Acquisition costs	0.01	0.01
Customer inventory buybacks	0.01	0.01
Restructuring/integration expense	0.03	0.04
Non cash charge of purchase price allocated to inventories	—	—
Litigation settlement, net	(0.01)	0.05
Tax receivable agreement liability adjustment	0.13	0.14
Loss on modification or extinguishment of debt	—	0.20
Adjusted Diluted EPS	$0.52	$0.17

Diluted weighted average shares outstanding	68,105,555	67,807,801

3.	Operating segment results for the three and nine months ended October 3, 2015 and September 27, 2014 are as follows:

	For the three months ended
(Amounts in thousands)	October 3, 2015		September 27, 2014
Net sales
Siding, Fencing and Stone	$255,069	48%	$244,416	56%
Windows and Doors	275,815	52%	193,432	44%
	$530,884	100%	$437,848	100%
Gross profit
Siding, Fencing and Stone	$77,388	30%	$68,587	28%
Windows and Doors	57,393	21%	30,002	16%
	$134,781	25%	$98,589	23%

Operating earnings (loss)
Siding, Fencing and Stone	$51,122	20%	$44,756	18%
Windows and Doors	18,798	7%	3,773	2%
Unallocated	(7,919)	(1)%	(6,602)	(2)%
	$62,001	12%	$41,927	10%

	For the nine months ended
(Amounts in thousands)	October 3, 2015		September 27, 2014
Net sales
Siding, Fencing and Stone	$650,084	46%	$609,419	55%
Windows and Doors	759,182	54%	507,105	45%
	$1,409,266	100%	$1,116,524	100%
Gross profit
Siding, Fencing and Stone	$182,859	28%	$160,894	26%
Windows and Doors	136,946	18%	64,913	13%
	$319,805	23%	$225,807	20%

Operating earnings (loss)
Siding, Fencing and Stone	$106,118	16%	$89,484	15%
Windows and Doors	11,960	2%	(17,793)	(4)%
Unallocated	(24,463)	(2)%	(18,116)	(2)%
	$93,615	7%	$53,575	5%

4.	Long-term debt amounts in the selected balance sheets at October 3, 2015 and December 31, 2014 consisted of the following:

	October 3, 2015	December 31, 2014
(Amounts in thousands)

Senior secured asset based revolving credit facility	$20,000	$—
6.50% Senior notes due 2022, net of
unamortized early tender premium and
discount of $46,714 and $51,040, respectively	603,286	598,960
Term Loan due 2021, net of
unamortized early tender premium and
discount of $29,174 and $32,518, respectively	394,376	394,257
	$1,017,662	$993,217
Less current portion of long-term debt	(4,300)	(4,300)
	$1,013,362	$988,917

5. The following is a summary of selected balance sheet amounts at October 3, 2015 and December 31, 2014:

	October 3, 2015	December 31, 2014
(Amounts in thousands)

Cash and cash equivalents	$43,278	$33,162
Accounts receivable, less allowances	267,995	187,679
Inventories	165,173	179,913
Prepaid expenses and other current assets	28,044	31,808
Property and equipment, net	156,017	160,967
Intangible assets, net	135,356	147,709
Goodwill	479,330	476,112
Accounts payable	93,378	84,164
Payable to related parties pursuant to tax receivable agreement- non-current	24,384	10,917
Long-term debt	1,013,362	988,917
Stockholders' deficit	(80,770)	(96,668)

Ply Gem Holdings, Inc.
Investor Relations Contact:
investors@plygem.com
919-677-3901